Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Akumin Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(f)(1)	89,516,513	$1.12	$100,258,494.56	0.0000927	$9,293.96
Fees Previously Paid

(1)

Includes the shares into which all Common Shares of Akumin that are issued and outstanding immediately prior to the Domestication (as hereinafter defined) will be converted in the Domestication, based on the number of Common Shares of Akumin outstanding on April 18, 2022.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high ($1.14) and low ($1.10) prices of the Common Shares of Akumin on the Nasdaq Stock Exchange on April 18, 2022, in accordance with Rule 457(f)(1).